Exhibit 10.13

SECOND AMENDMENT TO

ARAMARK HOLDINGS CORPORATION

2007 MANAGEMENT STOCK INCENTIVE PLAN

Pursuant to resolutions duly adopted by the Board of Directors (“Board”) of Aramark Holdings Corporation (the “Company”) on December 9, 2009, and in accordance with Article X of the Aramark Holdings Corporation 2007 Management Stock Incentive Plan (the “Plan”), the Plan is amended as follows, effective as of the date hereof:

Section 6.1 of the Plan will be deleted in its entirety and replaced by the following new Section 6.1:

6.1 Other Equity-Based Awards

Subject to the Stockholders Agreement (including, without limitation, Section 1.09(a)) and subject to the Reserved Shares limit referred to in Section 3.6(a) of this Plan, the Committee may grant or sell awards of Shares, including awards of Restricted Stock, Purchased Stock (including the right to purchase shares on one or more dates that are up to 18 months after the date a Participant becomes employed by the Company or any of its Affiliates or is admitted to the Executive Leadership Council of the Company or any of its Affiliates or is promoted to an eligible employment band, which right the Committee shall provide to such newly hired, admitted or promoted employees as the Chief Executive Officer of the Company may recommend) and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares, including, without limitation, awards of Deferred Stock Units (such other awards, the “Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards under the Plan. Subject to the provisions of the Plan and the Stockholders’ Agreement, the Committee shall determine to whom and when other equity-based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Awards; whether such Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Except as hereby expressly amended and modified, the terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Amendment to be executed by a duly authorized officer of the Company this 10th day of December, 2009.

/S/ LYNN B. MCKEE
Name:	Lynn B. McKee
Title:	Executive Vice President, Human Resources